EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Fiscal Year Ended September 25, 2010 and Announces a Dividend of $0.10 Per Share

CONCORD, Mass., Dec. 13, 2010 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO) today announced its results for the fiscal quarter and year ended September 25, 2010. For the year ended September 25, 2010, the Company reported net income of $7,868,000, or $4.68 per share, on revenue of $21,551,000, as compared to net income of $943,000, or $0.65 per share, on revenue of $7,752,000 for the year ended September 26, 2009.    For the quarter ended September 25, 2010, the Company reported net income of $3,176,000, or $1.74 per share, on revenue of $6,861,000, as compared to net income of $235,000, or $0.16 per share, on revenue of $1,765,000 for the quarter ended September 26, 2009.

The Company also announced that on December 9, 2010, its Board of Directors declared a dividend of $0.10 per share of common stock outstanding in recognition of the positive financial performance of fiscal 2010. The dividend is payable in cash on December 27, 2010 to all shareholders of record on December 20, 2010.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, "TCC had a record year in fiscal 2010, far surpassing any year in its 49 year history. The primary driver for our growth has been the need for encryption equipment to provide secure national communications in Afghanistan. TCC made substantial shipments on contracts supporting this endeavor through the fourth quarter of fiscal 2010. The fiscal 2010 contracts have been followed with additional orders in the first quarter of our 2011 fiscal year. It should be noted, however, that while the continued business in Afghanistan is encouraging, our revenue in fiscal 2011 is expected to return to the more modest levels achieved prior to 2010.  Our backlog at September 25, 2010 remained strong at $3.4 million and increased to $6.8 million during the first quarter of fiscal 2011. The Company expects to deliver these orders during the remainder of our fiscal 2011 year.

Mr. Guild continued, "For fiscal 2011, TCC expects to maintain its increased investment in internal product development. We are evaluating several technical options for enhancing the DSP 9000 Radio Encryption product line, which may include cryptography modifications, hardware and software changes and partnering with radio manufacturers to incorporate imbedded solutions. The Company also continues to evolve the features of the DSP 9000 RF Encryption System and hopes to expand the market to new customers that can benefit from a universal security solution that can be applied to and interoperate with their existing radio communications suite of equipment."

In October 2010, TCC announced the introduction of the DSD 72B, a new family of high speed SONET/SDH encryptors capable of operating on electrical and fiber optic networks. These encryptors are designed to meet a wide range of stringent environmental and operational environments while providing the highest grade of encryption security. In conjunction with the DSD 72B, TCC has developed the Keynet Optical Manager (KOM)™, an advanced key generation and management system capable of single–point, over-the-network management of an entire encryption network. TCC expects that customer evaluations of the DSD 72B will begin in 2011.

Driven by current customer demand, TCC has also completed the development of a variant of its DSD72A-SP Bulk Encryptor, which will provide additional radio/switch interface compatibility. Finally, the Company also expects to expand its CX7000 family of IP and frame sensitive encryptors in 2011 and 2012 to provide additional features and higher speed solutions for enterprise networks and satellite communications systems requiring tailored operational and network characteristics.

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-Q for the quarters ended June 26, 2010, March 27, 2010 and December 26, 2009 and its Annual Report on Form 10-K for the fiscal year ended September 26, 2009.

Technical Communications Corporation

Condensed consolidated income statements
	Quarter Ended
	(Unaudited)
	9/25/2010	9/26/2009
Net sales	$6,861,000	$1,765,000
Gross profit	5,952,000	1,114,000
S, G & A expense	480,000	750,000
Product development costs	969,000	611,000
Operating income (loss)	4,503,000	(248,000)
Income tax expense (benefit)	1,328,000	(480,000)
Net income	3,176,000	235,000
Net income per share:
Basic	$1.74	$0.16
Diluted	$1.70	$0.16

	Year Ended
	9/25/2010	9/26/2009
	(Unaudited)	(derived from audited financial statements)
Net sales	$21,551,000	$7,752,000
Gross profit	16,145,000	4,846,000
S, G & A expense	2,808,000	2,534,000
Product development costs	2,608,000	1,889,000
Operating income	10,729,000	423,000
Income tax expense (benefit)	2,865,000	(480,000)
Net income	7,868,000	943,000
Net income per share:
Basic	$4.68	$0.65
Diluted	$4.33	$0.58

Condensed consolidated balance sheets
	9/25/2010	9/26/2009
	(Unaudited)	(derived from audited financial statements)
Cash	$11,034,000	$5,418,000
Accounts receivable, net	131,000	403,000
Inventory	2,613,000	2,415,000
Deferred income taxes	469,000	566,000
Other current assets	154,000	180,000
Total current assets	14,401,000	8,982,000
Property and equipment, net	425,000	340,000
Total assets	$14,826,000	$9,322,000

Accounts payable	314,000	250,000
Accrued expenses and other current liabilities	2,927,000	2,359,000
Total current liabilities	3,241,000	2,609,000
Total stockholders' equity	11,585,000	6,713,000
Total liabilities and stockholders' equity	$14,826,000	$9,322,000
CONTACT:  Technical Communications Corporation
          Michael P. Malone, Chief Financial Officer
          (978) 287-5100
          www.tccsecure.com